EXHIBIT 10.5

SUPPLEMENTARY FUNDING AGREEMENT

This Supplementary Funding Agreement (the “Agreement”) is made as of this 26 day of July,  2007, by and between SCORPION SURGICAL TECHNOLOGIES LTD., an Israeli company (company number 51-396950-1) with a business address at D.N. Misgav, 20179, Israel (the “Company”), and Cell Kinetics Ltd., a private Israeli company (51-323862-6) from Lod, Israel (the “Investor”).

WHEREAS,
The Company is a seed-stage company engaged in research and development in the field of curved spinal fixation implants (the “Field”), and is currently operating within the framework of The Incubator For Managing Technology Entrepreneurship Misgav Ltd. (the “Incubator”); and

WHEREAS,
The Company has received funding from the Office of the Chief Scientist in the Ministry of Industry, Trade and Labor (“OCS”) to carry out a research and development program within the Incubator (the “Program”) in accordance with the approved project budget attached hereto as Schedule A (the “Approved Budget”); and

WHEREAS,
As a pre-condition to OCS funding of the Program, the Company must obtain additional financing from a supplementary investor covering at least 15% of the Approved Budget (the “Supplementary Funding”); and

WHEREAS,	The Investor is willing to provide the Investment Amount to the Company on the terms and conditions set forth in this Agreement in exchange for an issuance of shares of the Company as set forth below.

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereby agree as follows:

1.	THE SUPPLEMENTARY FUNDING TRANSACTION

1.1.
General.  The Investor will invest the aggregate amount of $150,000 (the “Investment Amount”) in the Company, subject to certain milestones as more fully described below, in consideration for the issuance to the Investor of such number of ordinary shares of the Company, par value NIS 0.1 each (“Ordinary Shares”) as specified in Schedule C.

1.2.
The Investment Payment.  The Investment Amount shall be paid by the Investor to the Company in 3 (three) equal installments (the “Milestone Payments”) subject to the fulfillment of certain milestones, all as described in Schedule C.

Each Milestone Payment shall be made by wire transfer or check deposit  to the Company’s bank account, the particulars of which are as follows: Bank Leumi, Karmiel Barnch (961) Acct. #191600/48, or by such other form of payment as is mutually agreed by the Company and the Investor.

1.3.	Issuance of Shares. Upon each Milestone Payment and as a condition thereto, the Company shall issue and allot to the Investor such number of Ordinary Shares set forth in Schedule C, adding up to a total of 20,000 Ordinary Shares (the “Purchased Shares”), which shall comprise 20% of the issued and outstanding share capital of the Company on a fully-diluted basis, following investment, based on the capitalization table as of this date (Schedule B).

1.4.	Conditions Precedent – First Payment. The transfer of the first Milestone Payment shall be subject to the following conditions precedents of the Investor:

1.4.1.
Board of Directors Resolutions and Shareholders Resolutions. The Company shall deliver to the Investor the Company’s Board resolutions in the form attached hereto as Schedule 1.4.1A, (i) approving the Company’s execution and performance of this Agreement, and the transactions contemplated hereby, including issuing and selling the Purchased Shares to the Investor against payment of the Investment Amount pursuant to the provisions set forth in this Agreement, (ii) reserving 10,000 Ordinary Shares for issuance to employees, consultants and others under an Employees Stock Option Plan to be adopted by the Company (the “Plan”), which shares shall constitute 10.00% of the Company’s share capital on a fully diluted basis, immediately following the issuance of all shares issuable hereunder (without taking into account any additional issuances between the first payment hereunder and the last payment hereunder) and (iii) approving the New Articles of Association in the form attached hereto as Schedule 1.4.5.

The Company shall deliver to the Investor the Company’s Shareholders resolutions in the form attached hereto as Schedule 1.4.1B, approving (a) the Company’s execution and performance of this Agreement, and the transactions contemplated hereby, including issuing and selling the Purchased Shares to the Investor against payment of the Investment Amount pursuant to the provisions set forth in this Agreement, and (b) approving the New Articles of Association in the form attached hereto as Schedule 1.4.5.

1.4.2.
Waivers/Termination and Release of any Participation Rights. The Company shall deliver to the Investor a letter in the form attached hereto as Schedule 1.4.2, signed by each shareholder of the Company holding preemptive rights or any similar rights, by virtue of which such shareholder may be entitled to purchase or receive securities of the Company upon the consummation of the transactions contemplated herein, including the rights granted to TIF according to section 6.2 of the Founders Agreement  (collectively, “Participation Rights”), pursuant to which he, she or it has waived such Participation Rights with respect to all of the transactions contemplated by this Agreement, including the Right of First Refusal granted to the Investor according to Section 2.3 below.

1.4.3.
Expandis’ Waiver. The Company shall deliver to the Investor a certificate in the form attached hereto as Schedule 1.4.3, signed by Expandis Ltd. (“Expandis”), pursuant to which Expandis waives any rights and/or claim which they may have in connection with any proprietary rights  related to the Field and/or necessary to enable the Company to carry on its business

1.4.4.	Addendum to Founders’ Agreement. The Company shall deliver to the Investor an addendum to the Founders Agreement in the form attached hereto as Schedule 1.4.4.

1.4.5.
Adoption of New Articles of Association.  The Company shall adopt new Articles of Association in the form attached hereto as Schedule 1.4.5, which will reflect the provisions of the Founders Agreement and this Agreement.

1.4.6.
Share Certificates and Registration.  Simultaneously upon the payment of first Milestone Payment, the Company shall deliver to the Investor a duly executed and valid share certificate in the name of the Investor representing the Ordinary Shares being issued to the Investor with respect to the first Milestone, in the form attached hereto as Schedule 1.4.6.  The Company shall register the allotment of all such Ordinary Shares issued to the Investors upon payment of the first  Milestone Payment in the Company’s Shareholders Register and shall deliver a copy of the Shareholders Register to the Investor.

1.4.7.
Compliance Certificate. The Company shall deliver to the Investor a certificate (substantially in the form attached hereto as Schedule 1.4.7) duly executed on behalf of the Company by a director of the Company, and dated as of the first Milestone Payment date.

1.4.8.
Notice to the Registrar of Companies. The Company shall deliver to the Investor a copy of the notice to be sent to the Israeli Registrar of Companies of the issuance of the Ordinary Shares issueable upon the payment of the first Milestone Payment under this Agreement.

1.4.9.
IP Assignment. Asaf Ben Arye and Yuval Shazifi shall sign the IP Assignment Undertaking attached hereto as Schedule 1.4.9, to the extant that any such Entrepreneur contributed to the Intellectual Property of the Company.

1.5.	Conditions Precedent – Second and Third Milestone Payments. The transfer of each of the remaining Milestone Payment shall be subject to the following conditions precedents of the Investor:

1.5.1.
Share Certificates and Registration. Simultaneously upon the payment of the relevant Milestone Payment, the Company shall deliver to the Investor a duly executed and valid share certificate in the name of the Investor representing the Ordinary Shares being issued to the Investor upon each Milestone Payment, in the form attached hereto as Schedule 1.4.6.  The Company shall register the allotment of all of the Ordinary Shares issued to the Investors upon each Milestone Payment in the Company’s Shareholders Register and shall deliver a copy of the Shareholders Register to the Investor.

1.5.2.
Compliance Certificate. The Company shall deliver to the Investor a certificate (substantially in the form attached hereto as Schedule 1.4.7) duly executed on behalf of the Company by a director of the Company, and dated as of the relevant Milestone Payment date.

1.5.3.
Notice to the Registrar of Companies. The Company shall deliver to the Investor a copy of the notice to be sent to the Israeli Registrar of Companies of the issuance of the Ordinary Shares issueable upon the payment of each additional Milestone Payment under this Agreement.

1.5.4.
MAC Certificate.  A certificate executed by a director of the Company dated as of the date of the relevant Milestone Payment, certifying that since the date of the Agreement, there has been no material adverse change in the business, assets, liabilities, operation or condition (financial or otherwise) of the Company, other than changes in the ordinary course of business, which when taken together have a material adverse effect on the Company’s financial position or results of operations.

1.5.5.
 Legal Opinion. Legal opinion to Investor’s reasonable satisfactory that there are no patent or other claims that would or may reasonably be expected to interfere or adversely affect the business of the Company as concluded or supposed to be concluded as of the date of the opinion.

2.	RIGHTS AND OBLIGATIONS OF THE INVESTOR

2.1.	In the event of an inconsistency between the terms of this Agreement and the Founders Agreement, the terms of this Agreement shall prevail. Board of Directors.

2.1.1.	Composition. The Board of Directors of the Company shall consist of up to six (6) directors to be appointed as follows:

(a)	One (1) director shall be appointed by the Incubator;

(b)	One (1) director be appointed by TIF;

(c)	Two directors shall be appointed by the Entrepreneurs; and

(d)
The Investor will have the right to appoint one (1) director to the Company’s Board of Directors until the later of: (a) its shareholding percentage in the Company falls below 10% or (b) the Company ceases to work within the framework of the Incubator.

(e)	One external director appointed by agreement of the remaining directors.

2.1.2.
Quorum.  The presence of a majority of directors, including at least one director appointed by the Incubator or TIF, one director appointed by the Entrepreneurs and the director appointed by the Investor, shall constitute a quorum for meeting of the Board.

2.2.
Negative Covenants.  Following the second transfer of a Milestone Payment by the Investor to the Company, and until any of the following occur (i) the Company ceases to work within the framework of the Incubator, (ii) March 31,2009 or (iii) the Investor’s share of the Company, on a fully-diluted basis, falls below 10%;  any Board decision regarding one of the following issues, shall require the consent of the director appointed by the Investor. The New Articles of Association shall be amended in accordance with this section.

2.2.1.	Any issuance of shares, options to purchase shares or any other securities of the Company at a price per share lower than the price per share payable by the Investor hereunder;

2.2.2.	Any adoption, amendment or modification of the ESOP;

2.2.3.	The approval of any material transaction of the Company or any transaction out of the ordinary course of business;

2.2.4.	Any transaction with an interested party, as defined in the Securities Law of 1968;

2.2.5.	Approval of the annual budget of the Company and/or effects any deviation therefrom;

2.2.6.
Incurrence, assumption, or creation of any indebtedness for borrowed money in excess of NIS 50,000 per annum, or guaranteed any indebtedness for borrowed money of any other person, or capital contribution to or investment in any person.

2.3.
Right of First Refusal with respect to the next round. In the event that, during the 24 month period commencing on the Effective Date, the Company shall decide to raise additional funds through issuance of any type of securities of the Company, then, it shall give the Investor a written notice of its intention to do so (the “Rights Notice”), describing the securities, the price and the general terms upon which the Company proposes to issue them.  The Investor shall have ten (10) business days from delivery of the Rights Notice to agree to purchase up to 75% of such securities, for the price and upon the terms specified in the Rights Notice, except that, the price-per-share payable by the Investor shall be calculated according to a pre-money valuation which is the lower of: (i) the pre-money valuation set forth in a bona fide offer made to the Company by a third party, as shall be set forth in a certificate signed by the Company’s Board of Directors, or (ii) US$3,500,000 (three million five hundred United States dollars).

2.4.	Information Rights. The Company shall deliver to the Investor,

2.4.1.
as soon as practicable, but in any event within sixty (60) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of such year, and statements of income and statements of cash flow of the Company for such year, and statements of shareholders equity, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, United States dollar-denominated, prepared in accordance with Israeli generally accepted accounting principles (“GAAP”), audited by a firm of Independent Certified Public Accountants in the State of Israel who are members of the Israeli Institute of Certified Public Accountants, and accompanied by an opinion of such firm which opinion shall state that such balance sheet, statements of income and cash flow and statements of shareholders equity have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; In addition, the Company will provide the Investor with all information and certifications required in light of Investor’s or the Investors’ affiliates’ status as a publicly traded company and in the timeframes required as a result of such status.

2.4.2.
As long as the Investor’s share of the Company, on a fully-diluted basis, does not fall below 10%, the Company shall deliver to the Investor, as soon as practicable, but in any event within thirty (30) days after the end of each quarter of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company as at the end of each such period and unaudited consolidated statements of (i) income and (ii) cash flow of the Company for such period and, in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail, United States dollar-denominated. In addition, the Company will provide the Investor with all information and certifications required in light of Investor’s or the Investors’ affiliates’ status as a publicly traded company and in the timeframes required as a result of such status.

2.4.3.
Additional Information.  As long as the Investor’s share of the Company, on a fully-diluted basis, does not fall below 10%, the Company shall deliver to the Investor, the Company will permit the authorized representative of the Investor full and free access, at all reasonable times, and upon reasonable notice, to any of the properties of the Company, including its books and records, and to discuss its affairs, finances and accounts with the Company’s officers and auditor, for any purpose whatsoever.  In addition, the Company will deliver to the Investor with reasonable promptness, such other information and data with respect to the Company, as the Investor may from time to time reasonably request. In addition, the Company will provide the Investor with all information and certifications required in light of Investor’s or the Investors’ affiliates’ status as a publicly traded company and in the timeframes required as a result of such status.

This Section 2.4 shall not be in limitation of any rights, which the Investor or the director designated by the Investor, may have under applicable law.

In addition, and not as a limitation on any of the foregoing, the Company covenants that it will provide full disclosure and information regarding all of the Company’s material affairs at meetings of the Company’s Board of Directors and, to the extent required under applicable law, at annual general meetings of the shareholders, and extraordinary general meetings of the shareholders.

3.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Investor hereby represents and warrants to the Company as follows:

3.1.
Authority. The Investor has the full power and authority to execute, deliver and perform this Agreement and the Schedules hereto, the obligations of the Investor hereunder have been duly authorized by all necessary corporate action, and this Agreement and all Schedules hereto, when executed by the Investor, will constitute valid and legally binding obligations of such Investor.

3.2.
Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon such Investor’s representation to the Company, which by Investor’s execution of this Agreement such Investor hereby confirms, that the Purchased Shares will be acquired for investment for Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.3.
Investment Experience. The Investor is knowledgeable and experienced in business and financial matters, and therefore it is capable of evaluating the merits and risks of an investment in the Company and has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement. The Investor acknowledges that the issuance of Purchased Shares hereunder does not constitute a promise or guaranty by the Company, its shareholders, officers or directors as to the financial, technological or commercial success of the Company or the future value of its shares.

3.4.
Consideration of Risks. The Investor confirms that it has fully considered the risks of the contemplated investment in the Company and understands that (i) this investment is suitable only for an investor who is able to bear the economic consequences of losing its investment, (ii) the purchase of the Purchased Shares is a speculative investment which involves a high degree of risk, and (iii) there are substantial restrictions on the transferability of, and there will be no immediate public market for the Purchased Shares, and no guarantee that such market will exist in the future, and accordingly, it may not be possible for the Investor to liquidate its investment in case of emergency. Moreover, the Investor acknowledges that due to the inherent risk involved in such investment, the Investor’s investment may be substantially or totally lost.

3.5.
Brokers.  No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Investor is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Investor in connection with any of the transactions contemplated under this Agreement.  The Investor agrees to indemnify and hold the Company harmless from and against any claim or liability resulting from any party claiming any such commission or fee, if such claims shall be contrary to the foregoing statement.

3.6.
Disclosure of Information.  The Investor represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Shares, and the business, affairs, properties, prospects and financial condition of the Company.

4.	Representations and Warranties of the Company

The Company hereby represents and warrants to the Investor as follows, and acknowledges that the Investor is entering into this Agreement in reliance thereon:

4.1.
 Founders Agreement. The Company hereby represents and warrants to the Investor that the various representations and warranties made by it under the Founders Agreement shall be incorporated, mutatis mutandis, into this Agreement, as though such representations and warranties had been made directly to the Investor pursuant to this Agreement.

4.2.
Incorporation; Authority. The Company is a corporation duly incorporated and validly existing under the laws of the State of Israel and has corporate power to own or lease its property and to carry on its business as now conducted and as proposed to be conducted. The Company has obtained all necessary corporate authorizations and approvals to carry out its business as now conducted and as currently proposed to be conducted.  The Articles of Association of the Company, as currently in effect, are attached hereto as Schedule 4.2 (the “Corporate Documents”).

4.3.
Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance, sale and delivery of the Purchased Shares has been taken.

4.4.
Governmental or Third Party Consents. Except as otherwise detailed in Schedule 4.4, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, qualification, order or approval from any governmental authority or agency, or any third party, in order to consummate the transactions contemplated by this Agreement, including the issuance of the Purchased Share.

4.5.
Shares; Capitalization. The authorized capital of the Company immediately prior to the Closing is NIS 100,000 divided to 1,000,000 shares nominal value NIS 0.1 per share, of which 64,728 Ordinary Shares are issued and outstanding, 5,272 are reserved for warrants to be granted, and 10,000 are reserved for issuance to employees under the Plan, of which 2,000 options have been promised to the Company’s project manager, Mr. Arnon Epstein and 2,000 options have been promised to the Company’s external director Mr. Chris McAuliffe.  The outstanding shares and options of the Company are owned by the shareholders named in and in the numbers specified in the capitalization table attached hereto as

Schedule 4.5. The Purchased Shares when issued and allotted in accordance with this Agreement will be duly authorized, validly issued, fully paid and non-assessable. Except as described in Schedule 4.5, (a) the Company has not issued options, warrants, purchase rights, subscription rights, Participation Rights, rights of first refusal, conversion rights, anti-dilution rights, exchange rights, or other rights or securities, of any nature whatsoever, or other contracts, agreements, undertakings, promises or commitments that could require the Company or, to the Company’s knowledge, a shareholder of the Company, to issue, sell, or otherwise cause to become outstanding any of its share capital; and (b) no rights to purchase shares of the Company were granted by the Company, the Founders, and to the Company’s best knowledge, by other shareholders of the Company and to the Company’s knowledge, there are no claims possessed by any person (other than as specifically set forth in this Section) enforceable against the Company or, to the Company’s best knowledge, against a shareholder of the Company in law or in equity to compel such an issuance, adjustment or transfer of the Company’s shares (or any options, warrants, preemptive rights or other rights or securities, of any nature whatsoever, convertible into or exchangeable for shares of the Company) by reason of the execution, closing or performance of this Agreement or by any other reason.

4.6.	Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, association, or other business entity.

4.7.
No prior resolutions. No meeting of the Company’s shareholders and no meeting of the Company’s board of directors has taken place since the Company’s incorporations, and no resolutions of the Company’s shareholders and no resolutions of the Company’s board of directors have been adopted since the Company’s incorporation

4.8.	Material agreements. Except as otherwise detailed in Schedule 4.7, since it’s incorporation, the Company has not entered into any agreement.

4.9.	Intellectual Property.

4.9.1.
General.  Except as otherwise detailed in Schedule 4.9.1 the Company owns or has the right to use pursuant to written license, sublicense, agreement, or permission, free and clear of any security interest and royalties (except as set forth in Schedule 4.9.1) all patents, trademarks, service marks, trade names, mask works, and copyrights and all trade secrets, including know-how, invention, designs, methods, drawing, computer programs, algorithms, firmware and technical data, as set forth in Schedule 4.7.1 currently used and/or necessary for the operation of the businesses of the Company as presently conducted and as currently proposed to be conducted (collectively: “Intellectual Property”).  The Company’s registered or registrable Intellectual Property rights, including all patents, trademarks, service marks, trade names, and all applications therefore and all registered copyrights, are listed on Schedule 4.9.1.  With respect to each item of Intellectual Property required to be identified as set forth in this Section 4.9.1 (i) the Company possess all right, title, and interest in and to the item, free and clear of any security interest, license, royalty, commission or similar arrangements or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Company’s best knowledge, is threatened, which challenges in a material manner the legality, validity, enforceability, use, or ownership of the item; (iv) the Company has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item (other than indemnification obligations arising from purchase, sale or license agreements entered into by the Company as set forth in Schedule 4.9.1); and (v) except as set forth in Schedule 4.9.1, the Company has not granted, and there are not outstanding, any options, licenses or agreements of any kind relating to the Intellectual Property, nor is the Company bound by or a party to any option, license or agreement of any kind with respect to any of the Intellectual Property.  The Company is the owner, free and clear of any and all Security Interests, of all the domain names used by or on behalf of the Company, which pertain to its business.

4.9.2.
No Need for Other IP.   Each item of Intellectual Property owned or used by the Company immediately prior to the Effective Date will be owned or available for use by the Company on substantially the same terms and conditions immediately subsequent to the

Effective Date and each Milestone Payment.  Except for readily and commercially available off-the-shelf software and hardware, to the best of the Company’s knowledge, no other Intellectual Property of any kind is required by the Company to conduct its business, as currently conducted and as currently proposed to be conducted, is owned by a third party or would require the payment of any fee or royalty.

4.9.3.
No Infringement. Except as set forth in Schedule 4.9.3 (i) To the Company’s best knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of any third party, nor, to the Company’s best knowledge, will the conducting by it of its business, or use of the Intellectual Property, as presently conducted and as currently proposed to be conducted interfere, infringe upon, misappropriate or otherwise come into conflict with any intellectual property rights of any third party; (ii) the Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party) and to the Company’s best knowledge there is no basis for such; and  (iii) to the Company’s  knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property of the Company.

4.9.4.
Assignment of Entrepreneurs IP. All Intellectual Property developed by the Entrepreneurs prior to the incorporation of the Company which relates to the Company’s business as currently conducted and as currently proposed to be conducted (“Founder IP”) was duly assigned by the Entrepreneurs at the time of, or following, the incorporation of the Company, free and clear of any Security Interest, and neither the Entrepreneurs, nor any other person, has any interest in or rights to any of the Founders IP. The Company undertakes to make its best effort to protect the

Founder IP, register it, obtain the consent and signatures of the Entrepreneurs, and to take any further actions which may be required or appropriate in order to assign and protect the Founder IP.   The Entrepreneurs are the sole inventors and developers of the Founder IP (including the inventions, methods and devices described and claimed in the patents which are part of such Founder IP) without any contribution, assistance or participation of any third party. Schedule 4.9.4 contains correct and complete copies of all assignment documents of Founder IP to the Company.

4.10.	Litigation. There is no litigation, proceeding or governmental investigation in progress, pending, threatened or contemplated against or relating to the Company.

4.11.
No Default.  The Company is not in default or breach of any material contracts, agreements, written or oral, indentures or other instruments to which it is a party, and there exists no state of facts after which notice or lapse of time or both would constitute such a default or breach and all such contracts, agreements, indentures or other instruments are now in good standing and the Company is entitled to all benefits thereunder.

4.12.
No Impediment. Neither the execution nor delivery of the Agreement, nor the carrying on of the Company’s business as now conducted, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which the Company is now obligated.

4.13.
Use of Proceeds. The Company undertakes to use the proceeds from the Supplementary Funding contemplated hereunder to finance its research and development activities, day to day operation and growth of its business.

4.14.
Restrictions by Law. The Company was incorporated under the Incubator Program and therefore the Company is subject to certain rules and conditions provided under the Program. In addition, due to the receipt of financing from the OCS by the Company, the Company is subject to the provisions of the Law for Encouragement of Research and Development in the Industry, 1984-5744, and the regulations promulgated therefore.

4.15.
Brokers.  No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under this Agreement.  The Company agrees to indemnify and hold the Investor harmless from and against any claim or liability resulting from any party claiming any such commission or fee, if such claims shall be contrary to the foregoing statement.

4.16.
Full Disclosure. The Company has provided the Investor with all information that the Investor has requested in connection with its evaluation of the transactions contemplated hereunder. There is no material fact or information relating to the Company (including without limitation to its business, financial conditions or otherwise), which reasonable experienced investors (such as the Investor), had it been aware of such material fact, would have refrained from investing in the Company on the terms set forth herein, that has not been disclosed to the Investor in writing by the Company.  The representations and warranties of the Company set forth in this Section 4 are, to the best of the Company’s knowledge, each accurate, correct and complete in all material respects. Neither this Agreement nor any instrument made or delivered by the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

5.	Further Covenants of the Parties

5.1.
Confidentiality. Each of the parties hereto acknowledges that such party and/or its representative shall have access, in the course of its duties or position as a shareholder, director, or employee of the Company, to confidential and proprietary information of the Company including, without limitation, trade secrets, data, know-how, processes, formulas, methods, designs, inventions, ideas, experimental work, and all information concerning the business affairs of the Company (hereinafter, the “Confidential Information”). Each party undertakes to maintain in confidence such Confidential Information, and not to disclose such Confidential Information to any person or organization whatsoever, or to make use of such Confidential Information for its own purposes or for the benefit of any person or organization other than the Company. Each party shall further ensure that any of its representatives who have access to Confidential Information shall abide by the obligation to maintain in confidence, and not to disclose or use, such Confidential Information in accordance with the foregoing.  It is further agreed that “Confidential Information” shall not include information which (a) is, or becomes public domain without fault on the part of the receiving party; (b) is lawfully obtained from a source other than the disclosing party, free of any obligation to keep it confidential; (c) was previously known to the receiving party without an obligation to keep it confidential (d) is expressly released in writing from such obligations by the party that owns or has the rights to such information; or (e) is required to be disclosed pursuant to law, regulation, judicial or administrative order, or request by a governmental or other entity authorized by law to make such request.

5.2.
Information Rights.  Immediately upon Investor’s request, the Company shall provide Investor with any information required by it with respect to the Company including but not limited to financial information names of shareholders and any other information as required by competent authorities and banking institutes. To the extent required, the Investor shall be entitled to disclose such information upon the request of such competent authorities and banking institutes.

6.	Indemnification

The Company agrees to indemnify, defend and hold the Investor, including any affiliate, officer, director, shareholder, employee or agent thereof (each an “Indemnified Party”), harmless against any and all damages, costs, liabilities, expenses (including reasonable legal fees and expenses) or losses suffered by such Indemnified Party, as a result of, or in connection with, (i) any breach or misrepresentation contained in this Agreement; (ii) the failure by the Company to fulfill any  obligation, agreement or covenant  pursuant to this Agreement; or (iii) any cost or expense, including reasonable legal fees incurred in connection with enforcing the rights of the Indemnified Party hereunder, all for a period of twelve (12) months following the date of the execution of this Agreement.  Except with respect to claims based on fraud and/or willful misrepresentation, the Company’s liability under this Section 6 shall be limited to the amount actually paid by the Investor to the Company hereunder.

7.	Miscellaneous

7.1.
Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give further effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

7.2.
Governing Law. This Agreement shall be governed by and be construed according to the laws of Israel, without regard to the conflict of laws provisions thereto. Any dispute arising under or in relation to this Agreement shall be resolved in the competent courts of Tel-Aviv - Jaffa District, and each of the parties hereby, submits irrevocably to the jurisdiction of such courts.

7.3.
Further Assurances.  Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

7.4.	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.  None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement.

7.5.
Entire Agreement: Amendment and Waiver. This Agreement and the Schedules hereto, together with the provisions of the Founders Agreement that are incorporated by reference herein, constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties to this Agreement.

7.6.
Notices. Any notice given under this Agreement must be in writing to the address indicated herein below (or such other address as may be indicated from time to time by the relevant party by giving notice thereof) and shall be effective: (i) if mailed by registered mail return receipt requested, five (5) business days after mailing; (ii) if sent by messenger, upon delivery; and (iii) if sent via telecopier, one (1) business day after transmission and electronic confirmation of receipt, when followed by a hard copy sent by first class post.

7.7.
Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default thereto or thereafter occurring. Any waiver permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

7.8.
Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.9.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

7.10.
Recitals, Schedules and Headings. The recitals and schedules to this Agreement shall constitute an integral part thereof. Headings are provided for the sake of convenience only, and shall not be used in the interpretation of this Agreement.

- Signature page follows -

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above-written.

SCORPION SURGICAL TECHNOLOGIES LTD.		CELL KINETICS LTD.

By:	/s/ Steve Rhodes	By:	/s/ Jacob Weiss

Name:	Steve Rhodes	Name:	Jacob Weiss

Title:	Director	Title:	Chairman

By:	/s/ Israel Fisher

Name:	Israel Fisher

Title:	CFO